Exhibit 99.1

FOR IMMEDIATE RELEASE

COMPANY CONTACT:
Robert L. LaPenta, Jr.
Vice President –Treasurer
(609) 387-7800 ext. 1216

Burlington Coat Factory Announces Third Quarter and Year-To-Date Fiscal 2012 Operating Results

•	Comparative store sales increased 2.1% and 1.8% for the three and nine months ended October 27, 2012 on top of 1.5% and 1.9% increases in the prior year periods.
•	Total net sales increased 7.7% and 7.4% during the three and nine months ended October 27, 2012 versus last year.
•	Comparative store inventory turnover improved 18.2% and comparative store inventory decreased 16.6%.

BURLINGTON, NEW JERSEY, December 11, 2012 – Burlington Coat Factory Investments Holdings, Inc. and its operating subsidiaries (the Company), a nationwide retailer based in Burlington, New Jersey, today announced its results for the third quarter and year to date periods ended October 27, 2012.

Third Quarter Fiscal 2012 Operating Results

Comparative store sales increased 2.1% and total net sales increased 7.7% to $967.9 million for the three months ended October 27, 2012 compared with last year.

Adjusted EBITDA for the quarter was $54.5 million and, as a percentage of net sales, decreased 90 basis points to last year.  The decrease was primarily the result of a planned decrease in gross margin rate, partially offset by a reduction of selling and administrative expenses as a percentage of net sales.  We expect to deliver our full year gross margin rate in line with our historical results.

Year to Date Fiscal 2012 Operating Results

Comparative store sales increased 1.8% and total net sales increased 7.4% to $2,814.5 million for the nine months ended October 27, 2012 compared with last year.

Year to date Adjusted EBITDA was $155.1 million and, as a percentage of net sales, decreased 70 basis points to last year.  The decrease was primarily the result of a decrease in gross margin rate and the impact of certain investments aimed at improving the execution of our buying model and our customers’ shopping experience, which began in the third and fourth quarters of Fiscal 2011.  Selling and administrative expenses as a percentage of net sales was 33.7% for the nine month periods in both years.

Tom Kingsbury, President and Chief Executive Officer stated, “We continue to be pleased with our sales and inventory management performance. While our year to date Adjusted EBITDA result is slightly below last year, we believe the investments we are making are in the best long term interests for our company. I would like to thank our store and corporate team, as well as the vendor community, for our year to date results.”

Third Quarter Fiscal 2012 Conference Call

           The Company will hold a conference call for investors on Friday, December 14, 2012 at 10:00 a.m. Eastern Time to discuss the Company’s third quarter Fiscal 2012 operating results. To participate in the call, please dial 1-800-708-3120. This conference call will be recorded and available for replay beginning one hour after the end of the call and will be available through December  15, 2012 at 12:00 p.m. Eastern Time. To access the replay, please dial 1-800-633-8284, then the access number, 21623448.  Additionally, a replay of the call will be available for 30 days on the Company’s website (www.burlingtoncoatfactory.com).

About Burlington Coat Factory

Burlington Coat Factory is a nationally recognized retailer of high-quality, branded apparel at everyday low prices. The Company currently serves its customers through its 500 stores, inclusive of its online store, in 44 states and Puerto Rico.  For more information about Burlington Coat Factory, visit our website at www.burlingtoncoatfactory.com.

Safe Harbor for Forward-Looking and Cautionary Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended.  We do not undertake to publicly update or revise our forward-looking statements even if experience or future changes make it clear that any projected results expressed or implied in such statements will not be realized.  The following factors, among others, could cause actual results to differ materially from those expressed or implied in any such forward-looking statements:  competition in the retail industry, seasonality of our business, adverse weather conditions, changes in consumer preferences and consumer spending patterns, import risks, inflation, general economic conditions, our ability to implement our strategy, our substantial level of indebtedness and related debt-service obligations, restrictions imposed by covenants in our debt agreements, availability of adequate financing, our dependence on vendors for our merchandise, events affecting the delivery of merchandise to our stores, existence of adverse litigation and risks, availability of desirable locations on suitable terms, and other factors that may be described from time to time in our filings with the Securities and Exchange Commission (SEC). For any of these factors, the Company claims the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995, as amended.

Burlington Coat Factory Investments Holdings, Inc. and Subsidiaries
Condensed Consolidated Statements of Operations
(Unaudited)
(Amounts in thousands)

	Nine Months Ended		Three Months Ended

	October 27, 2012	October 29, 2011	October 27, 2012	October 29, 2011

REVENUES:
Net Sales	$2,814,497	$2,621,094	$967,894	$898,663
Other Revenue	23,051	22,483	7,958	8,140
Total Revenue	2,837,548	2,643,577	975,852	906,803

COSTS AND EXPENSES:
Cost of Sales	1,757,823	1,625,163	594,389	540,807
Selling and Administrative Expenses	948,432	882,668	335,106	317,134
Restructuring and Separation Costs	2,441	5,621	635	431
Depreciation and Amortization	120,748	113,174	40,844	39,188
Impairment Charges – Long-Lived Assets	1,100	34	1,021	-
Other Income, Net	(6,330)	(7,015)	(1,913)	(1,897)
Loss on Extinguishment of Debt	3,413	37,764	-	-
Interest Expense (Inclusive of Gain/Loss on Interest Rate Cap Agreements)	84,529	97,976	27,421	34,812
	2,912,156	2,755,385	997,503	930,475

Loss Before Income Tax Benefit	(74,608)	(111,808)	(21,651)	(23,672)

Income Tax Benefit	(31,964)	(47,712)	(14,204)	(13,395)

Net Loss	$(42,644)	$(64,096)	$(7,447)	$(10,277)

EBITDA and Adjusted EBITDA

The following tables calculate the Company’s EBITDA (earnings from operations before interest, taxes and depreciation and amortization) and Adjusted EBITDA, both of which are considered Non-GAAP financial measures. Generally, a Non-GAAP financial measure is a numerical measure of a company’s performance, financial position or cash flows that either excludes or includes amounts that are not normally excluded or included in the most directly comparable measure calculated and presented in accordance with GAAP. Adjusted EBITDA, as defined in the credit agreement governing our Term Loan Facility, starts with consolidated net (loss) income for the period and adds back (i) depreciation, amortization, impairments and other non-cash charges that were deducted in arriving at consolidated net (loss) income, (ii) the (benefit) provision for taxes, (iii) interest expense, (iv) advisory fees, and (v) unusual, non-recurring or extraordinary expenses, losses or charges as reasonably approved by the administrative agent for such period.  Adjusted EBITDA is used to calculate the consolidated leverage ratio and the consolidated interest coverage ratio under the Company’s Term Loan Facility.  We present Adjusted EBITDA because we believe it is a useful supplemental measure in evaluating the performance of our business and provides greater transparency into our results of operations.

The Company believes that EBITDA and Adjusted EBITDA provide investors helpful information with respect to our operations and financial condition. The Company has provided this additional information to assist the reader in understanding our ability to meet our future debt service, fund our capital expenditures and working capital requirements and to comply with various covenants in each indenture governing our outstanding senior notes, as well as various covenants related to our senior secured credit facilities which are material to our financial condition and financial statements.  Other companies in our industry may calculate these non-GAAP measures differently such that our calculation may not be directly comparable.  The adjustments to these metrics are not in accordance with regulations adopted by the SEC that apply to periodic reports presented under the Exchange Act. Accordingly, EBITDA and Adjusted EBITDA may be presented differently in filings made with the SEC than as presented in this report or not presented at all.

 EBITDA and Adjusted EBITDA are calculated as follows (amounts in thousands):

	Nine Months Ended		Three Months Ended
	October 27, 2012	October 29, 2011	October 27, 2012	October 29, 2011

Net Loss	$(42,644)	$(64,096)	$(7,447)	$(10,277)
Interest Expense	84,529	97,976	27,421	34,812
Income Tax Benefit	(31,964)	(47,712)	(14,204)	(13,395)
Depreciation and Amortization	120,748	113,174	40,844	39,188

EBITDA	$130,669	$99,342	$46,614	$50,328

Impairment Charges – Long-Lived Assets	1,100	34	1,021	-
Interest Income	(130)	(37)	(84)	(37)
Non Cash Straight-Line Rent Expense (a)	6,266	7,915	2,457	3,080
Advisory Fees (b)	3,086	3,196	1,000	1,039
Stock Compensation Expense ( c)	1,968	4,917	565	4,017
Amortization of Purchased Lease Rights (d)	748	670	264	232
Severance and Restructuring (e)	2,441	5,621	635	431
Franchise Taxes (f)	946	1,232	300	300
Advertising Expense Related to Barter (g)	2,598	3,162	1,273	1,558
Loss on Disposal of Fixed Assets (h)	1,070	1,022	275	577
Refinancing Fees (i)	3,225	(473)	131	28
Loss on Extinguishment of Debt (j)	3,413	37,764	-	-
Litigation Reserves (k)	(2,325)	-	-	-
Transfer Tax (l)	-	(20)	-	-
Insurance Reserves (m)	-	(2,349)	-	(3,024)
Adjusted EBITDA	$155,075	$161,996	$54,451	$58,529

Beginning in Fiscal 2012, we changed the components comprising Adjusted EBITDA such that specific charges associated with our insurance reserves are no longer added back to consolidated net (loss) income when calculating Adjusted EBITDA.  These changes were made prospectively.  For the three and nine month periods ended October 29, 2011, this change would have resulted in an increase in Adjusted EBITDA of $3.0 million and $2.3 million, respectively.

(a)
Represents the difference between the actual base rent and rent expense calculated in accordance with GAAP (on a straight line basis), in accordance with the credit agreements governing the Term Loan Facility and ABL Line of Credit.

(b)	Represents the annual advisory fee of Bain Capital expensed during the fiscal periods, in accordance with the credit agreements governing the Term Loan Facility and ABL Line of Credit.

(c)	Represents expenses recorded under ASC Topic No. 718 “Stock Compensation” during the fiscal periods, in accordance with the credit agreements governing the Term Loan Facility and ABL Line of Credit.

(d)
Represents amortization of purchased lease rights which are recorded in rent expense within our selling and administrative line item, in accordance with the credit agreements governing the Term Loan Facility and ABL Line of Credit.

(e)
Represents a severance and restructuring charge resulting from a reorganization of certain positions within our stores and corporate locations, in accordance with the credit agreements governing the Term Loan and ABL Line of Credit.

(f)	Represents franchise taxes paid based on our equity, as approved by the administrative agents for the Term Loan Facility and ABL Line of Credit.

(g)
Represents non-cash advertising expense based on the usage of barter advertising credits obtained as part of a non-cash exchange of inventory, as approved by the administrative agents for the Term Loan Facility and ABL Line of Credit.

(h)
Represents the gross non-cash loss recorded on the disposal of certain assets in the ordinary course of business, in accordance with the credit agreements governing the Term Loan Facility and ABL Line of Credit.

(i)	Represents refinancing fees that reduce Adjusted EBITDA per the administrative agents for the Term Loan Facility and the ABL Line of Credit.

(j)
Represents charges incurred in accordance with Topic No. 470, whereby we incurred a loss on the settlement of the old debt instruments as approved by the administrative agents for the Term Loan Facility and the ABL Line of Credit.

(k)	Represents reduction in legal assessments in conjunction with legal settlements as approved by the administrative agents for the Term Loan Facility and ABL Line of Credit.

(l)	Represents one-time transfer taxes incurred on certain leased properties as approved by the administrative agents for the Term Loan Facility and the ABL Line of Credit.

(m)
Represents the non-cash change in reserves based on estimated general liability, workers compensation and health insurance claims as approved by the administrative agents for the New Term Loan Facility and ABL Line of Credit.